Exhibit 99-5

 AGREEMENT AND PLAN OF SHARE EXCHANGE

            THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (hereinafter referred to as the “Agreement”), executed on February 24, 2011 (“Effective Date”) by and among VGTEL, INC. , a publicly-owned New York corporation, with a business address at 2 Ingrid Road, Setauket NY 11733 (“VGTL”), and VENTURE INDUSTRIES, INC., a Nevada corporation, with a business address at c/o Hiscock & Barclay, 7 Times Square 44th Floor,  New York, New York 10036 (“VII”).  VGTL and VII are sometimes hereinafter collectively referred to as the “P(p)arties” and individually as a “P(p)arty”.

W I T N E S S E T H

           WHEREAS, VGTL is a publicly-owned New York corporation with 9,530,000 shares of common stock, par value $0.0001 per share, issued and outstanding (the “Common Stock”) and is quoted on the Over the Counter Bulletin Board under the symbol ‘VGTL’.
           WHEREAS, the VII shareholders, as to be provided to VGTL prior to the ‘Closing’ (the term as defined hereinafter) (“VII Shareholder(s)”) own all of the issued and outstanding Shares of VII  (the “VII Shares”).
WHEREAS, the Parties desire that VGTL acquire all of the VII Shares from the VII Shareholders solely in exchange for an aggregate of 17,698,571 newly issued shares of common stock of VGTL (the “Exchange Shares”) pursuant to the terms and conditions set forth in this Agreement, the Exchange Shares to be issued on the Effective Date.
WHEREAS, immediately upon consummation of the Closing, the Exchange Shares will be delivered to the VII Shareholders on a pro rata basis, in proportion to the ratio of each Share of VII held by such VII Shareholder in relationship to the shares of VII held by all the VII Shareholders as of the date of the Closing.
WHEREAS, following the Closing, VII will become a wholly-owned subsidiary of VGTL and the Exchange Shares will represent approximately Sixty Five percent (65%) of the total outstanding shares of Common Stock of VGTL.
WHEREAS, as a condition precedent to the consummation of this Agreement, on February 24, 2011 VGTL entered into a ‘Cancellation Agreement’ with Joseph Indovina (“Indovina”), the current Chief Executive Officer of VGTL, whereby Indovina agreed to the cancellation of 2,714,489 Shares of VGTL common stock par value $0.0001 owned by him in consideration for a payment of $150,000.00 from VGTL, with Indovina, as of the Effective Date, retaining 608,334 shares of our common stock of VGTL.
           WHEREAS, the Parties agree that Larry Harris will be hereby appointed as Chief Executive Officer and Director of VGTL as of the  close of business on February 24, 2011, and that Indovina will submit his resignation from his positions as  Chief Executive Officer and Director of VGTL as of the close of business on February 24, 2011.
WHEREAS, the Parties intend that the transaction(s) contemplated herein (the “Transaction(s)”) qualify as a reorganization and tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.
NOW THEREFORE, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
PLAN OF EXCHANGE

           1.1           The Exchange.   At the Closing, one hundred percent (100%) of the outstanding VII Shares shall be exchanged for 17,698,571 shares of VGTL Common Stock, those Exchange Shares having issued on the Effective Date.  From and after the Closing Date, the VII Shareholders shall no longer own any Shares of VII  and the certificates formerly representing VII Shares shall represent the pro rata portion of the Exchange Shares issuable in exchange therefore pursuant to this Agreement.  Any fractional shares that would result from such exchange will be rounded up to the next highest whole number.
1.2           No Dilution.   VGTL shall not issue any additional of VGTL Common Stock between the date of this Agreement and the Closing other than the corporate actions authorized by a majority of the Shareholders of VII Shares.
1.3           Closing.   The closing (“Closing”) of the transactions contemplated by this Agreement shall occur immediately following the execution of this Agreement, along with   providing the closing conditions set forth in Articles V and VI have been satisfied or waived (the “Closing Date”).
1.4           Closing Events.  At the Closing, each of the respective Parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers’ certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, and the documents and certificates provided in Sections 5.2, 5.4, 5.5, 6.2, 6.4 and 6.5, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the Transactions contemplated hereby.  If agreed to by the Parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by efax, fax, email and/or express courier.  At the Closing, the Exchange Shares shall be issued in the names and denominations provided by VII.
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ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF VII

As an inducement to enter into and consummate the Transactions hereunder, VII represents and warrants to VGTL, as of the Effective Date, as follows:
2.1           Organization.  VII is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.  VII has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of VII’s organizational documents.  VII has taken all action required by laws, its certificate of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. VII has full power, authority, and legal right and has taken or will take all action required by law, its Certificate of  Incorporation, and otherwise to consummate the transactions herein contemplated.
2.2           Capitalization.  All issued and outstanding shares of VII are legally issued, fully paid, and non-assessable and were not issued in violation of the pre-emptive or other rights of any person.  VII has no outstanding options, warrants, or other convertible securities.
2.3           Financial Statements.
(a)           VII has filed all local income tax returns required to be filed by it from its inception to the Effective Date.  All such returns are complete and accurate in all material respects.
(b)           VII has no liabilities with respect to the payment of federal, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which VII may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.
(c)           No deficiency for any taxes has been proposed, asserted or assessed against VII.  There has been no tax audit, nor has there been any notice to VII by any taxing authority regarding any such tax audit, or, to the knowledge of VII, is any such tax audit threatened with regard to any taxes or VII tax returns.  VII does not expect the assessment of any additional taxes of VII for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of VII.
(d)           The books and records, financial and otherwise, of VII are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.
2.4           Information.  The information concerning VII set forth in this Agreement and the ‘VII Schedules’ (as hereinafter defined) are and will be complete and accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be made, in light of the circumstances under which they were made, and are not misleading as of Effective Date and as of the Closing Date.
2.5           Share Equivalents.   There are no existing options, warrants, calls, commitments of any character or other share equivalents relating to the authorized and unissued VII common stock.
2.6           Absence of Certain Changes or Events.  Except as set forth in this Agreement or the VII Schedules:
(a)           Except in the normal course of business, there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of VII; or (ii) any damage, destruction, or loss to VII (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of  VII; and,
(b)           VII has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the ordinary course of business, and except for capital raised by issuance of debt or equity in a private placement or other capital raising transaction deemed advisable by VII; (ii) paid any material obligation or liability not otherwise in the ordinary course of business (absolute or contingent) other than current liabilities reflected in or shown on the most recent VII consolidated balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the ordinary course of business; (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the ordinary course of business if such amendment or termination is material, considering the business of VII; or (v) issued, delivered, or agreed to issue or deliver any shares of its common stock (whether authorized and unissued or held as treasury stock).
2.7           Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of VII, threatened by or against VII, or affecting VII, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.
2.8           No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which VII is a party or to which any of its properties or operations are subject.
2.9           Contracts.  VII has provided, or will provide VGTL, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which VII is a party or by which it or any of its assets, products, technology, or properties are bound.
2.10           Compliance With Laws and Regulations.  VII has complied with all applicable statutes and regulations of any national, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of VII.
2.11           Approval of Agreement.  The Board of Directors of VII (the “VII Board”) and the VII Shareholders have authorized the execution and delivery of this Agreement by VII and have approved the Transactions contemplated hereby.
2.12           VII Schedules.  VII will deliver, as soon as practicable, the following schedules, which are collectively referred to as the “VII Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement and instruments and data as of such date, all certified by the Chief Executive Officer of VII as complete, true and correct:
(a)           A schedule containing complete and correct copies of the organizational documents, as amended, of VII in effect as of the date of this Agreement;
(b)           A schedule as requested by VGTL, containing true and correct copies of all material contracts, agreements, or other instruments to which VII is a party or by which it or its properties are bound, specifically including all contracts, agreements, or arrangements referred to in Section 2.9; and,
(c)           A schedule containing any and all intellectual properties, including but not limited to, source code, patent pending, and issued along with all intellectual property, websites, and the name ‘PEEP’ which represents the application currently residing within the Facebook website.
2.13           Title and Related Matters.  VII has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the VII balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except: (i)statutory liens or claims not yet delinquent; (ii) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and, (iii) as described in the VII Schedules.
2.14           Governmental Authorizations.   VII has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by VII of this Agreement and the consummation by VII of the transactions contemplated hereby.
2.15           Continuity of Business Enterprises.   VII has no commitment or present intention to liquidate VII or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.
2.16           Ownership of VII Shares.    The VII Shareholders are the legal and beneficial owners of 100% of  VII, with their corresponding VII Shares being free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and the VII Shareholders having full right, power, and authority to transfer, assign, convey, and deliver their respective VII Shares and delivery of such VII Shares at  the Closing and will convey to VGTL good and marketable title to such shares  free and clear of any claims, charges, equities, liens, security interests, and encumbrances except for any such claims, charges, equities, liens, security interests, and encumbrances arising out of such shares being held by VGTL.
2.17           Brokers.  VII has not entered into any contract with any person, firm or other entity that would obligate VII or VGTL to pay any commission, brokerage or finders’ fee in connection with the Transactions contemplated herein.
2.18           Nominees.  The nominees of VII to serve as VGTL's directors and officers following the Closing (the "Nominees") shall be provided to VGTL prior to the Closing, VII representing that no event listed in Sub-paragraphs (1) through (4) of Subparagraph (d) of Item 401 of Regulation S-B has occurred with respect to any of the Nominees during the past five years which is material to an evaluation of the ability or integrity of such Nominee.
2.19           Subsidiaries and Predecessor Corporations.  VII does not have any subsidiaries and does not own, beneficially or of record, any shares or other equity interests of any other corporation or entity.
           2.20   SEC Rule 144(i)   VII represents that VGTL has disclosed to it that VGTL is a “Shell Company” as defined in Rule 405 of the Securities Act of 1933 Act, as amended (“Securities Act”), and that transactions involving the sale of a “Shell Company” issuer’s securities cannot be effected pursuant to Rule 144 as an exemption from registration unless that issuer has met the requisite requirements to cure its shell status thereby.  VII has pursued and relied on the advice of its own advisors in this regard.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF VGTL

As an inducement to enter into and consummate the Transactions hereunder, VGTL represents and warrants to VII, as of the Effective Date,  as follows:
3.1           Organization.   VGTL is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the ‘VGTL Schedules’ (as hereinafter defined) are complete and correct copies of the Articles of Incorporation and bylaws of VGTL, and all amendments thereto, as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of VGTL’s Certificate of Incorporation or Bylaws. VGTL has taken all action required by law, its Certificate of Incorporation, its Bylaws, or otherwise to authorize the execution and delivery of this Agreement, and VGTL has full power, authority, and legal right and has taken all action required by law, its Certificate of Incorporation, By-Laws, or otherwise to consummate the transactions herein contemplated.
3.2           Capitalization.  VGTL’s authorized capitalization (without including pending corporate actions) consists of 200,000,000 shares of Common Stock, of which no more than 9,530,000 shares will be issued and outstanding at Closing, and 10,000,000 shares of preferred stock, par value $0.001 per share authorized (the “Preferred Stock”), of which no shares are issued and/or outstanding.  All presently issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person.  The Exchange Shares will be legally issued, fully paid and non-assessable and shall not be issued in violation of the pre-emptive or other rights of any other person.
3.3           SEC Reports; Financial Statements.  VGTL has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act of 1934 (“Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as VGTL was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of VGTL included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of VGTL as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
3.4    Compliance with Securities Act.   All securities offerings completed by the Corporation prior to the date of this Agreement have been conducted in accordance with applicable federal and state securities regulations, including, but not limited to the anti-fraud provisions of the Securities Act.
3.5           Financial Statements.  Except as set forth within its filing of SEC Reports with the Securities and Exchange Commission (“Commission”):
(a)           VGTL has no liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which VGTL may be liable in its own right, or as a transferee of the assets of, or as a successor to, any other corporation or entity.
(b)           VGTL has filed all federal, state, or state tax returns required to be filed by it from inception, and such returns are complete and accurate in all material respects.
(c)           The books and records, financial and otherwise, of VGTL are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.
(d)           No deficiency for any taxes has been proposed, asserted or assessed against VGTL.  There has been no tax audit, nor has there been any notice to VGTL by any taxing authority regarding any such tax audit, or, to the knowledge of VGTL, is any such tax audit threatened with regard to any taxes or VGTL tax returns.  VGTL does not expect the assessment of any additional taxes of VGTL for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of VGTL.
(e)           VGTL has good and marketable title to its assets and, except as set forth in the VGTL Schedules, has no material contingent liabilities, direct or indirect, matured or unmatured.
3.6           Information.   The information concerning VGTL set forth in this Agreement and the VGTL Schedules are and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.
3.7           Common Stock Equivalents.  Except as set forth herein, there are no existing options, warrants, calls, commitments of any character or other common stock equivalents relating to authorized and unissued stock of VGTL.
3.8           Absence of Certain Changes or Events.  Except as described herein in Section 3.8(c) below, or in the VGTL Schedules:
(a)           There has not been (i) any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of VGTL (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of VGTL;
(b)           VGTL, (except for pending corporate actions not included herein) has not (i) amended its Certificate of Incorporation or by-laws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of VGTL; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;
(c)           VGTL has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent VGTL balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000.00), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000.00); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of VGTL; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement;
(d)           VGTL has no assets, liabilities or accounts payable of any kind or nature, actual or contingent, in excess of $4,500.00 in the aggregate as of the Closing Date; and
(e)           To the best knowledge of VGTL, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of VGTL.
3.9           Title and Related Matters.  VGTL has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the VGTL balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except: (i)  statutory liens or claims not yet delinquent; (ii) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and, (iii) as described in the VGTL Schedules.
3.10           Litigation and Proceedings.  There are no actions, suits, or proceedings pending or, to the knowledge of VGTL, threatened by or against or affecting VGTL, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.
3.11           Contracts.  VGTL is not a party to any material contract, agreement, or other commitment, except as specifically disclosed in its VGTL Schedules and/or this Agreement.
3.12           No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which VGTL is a party or to which it or any of its assets or operations are subject.
3.13           Governmental Authorizations.  VGTL is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by VGTL of this Agreement and the consummation by VGTL of the Transactions contemplated hereby.
3.14           Compliance With Laws and Regulations.  To the best of its knowledge, VGTL has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or conditions of VGTL or except to the extent that noncompliance would not result in the incurrence of any material liability.
3.15           Insurance.  VGTL owns no insurable properties and carries no casualty or liability insurance.
3.16           Approval of Agreement.  The board of directors of VGTL (the “VGTL Board”) has authorized the execution and delivery of this Agreement by VGTL and has approved this Agreement and the Transactions contemplated hereby.
3.17           Material Transactions of Affiliations.  Except as disclosed herein and in the VGTL Schedules, there exists no material contract, agreement, or arrangement between VGTL and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record or known by VGTL to own beneficially, 10% or more of the issued and outstanding common stock of VGTL and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 10% stockholder of VGTL has, or has had during the last preceding full fiscal year, any known interest in any material transaction with VGTL which was material to the business of VGTL.  VGTL has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with any such affiliated person.
3.18           Employment Matters.  VGTL has no employees other than its executive officers as previously disclosed.
3.19           VGTL Schedules.  On or prior to the Closing, VGTL shall have delivered to VII the following schedules, which are collectively referred to as the “VGTL Schedules,” which are dated the date of this Agreement, all certified by an officer to be complete, true, and accurate:
(a)           A schedule containing complete and accurate copies of the Certificate of  Incorporation and By-laws, as amended, of VGTL as in effect as of the date of this Agreement;
(b)           A schedule containing a copy of the federal and state income tax returns of VGTL identified in Section 3.5(b); and
(c)           A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the VGTL Schedules.
3.20           Brokers.  VGTL has not entered into any contract with any person, firm or other entity that would obligate VII or VGTL to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.
3.21           Subsidiaries.  VGTL does not have any subsidiaries and does not own, beneficially or of record, any shares or other equity interests of any other corporation or other entity.

ARTICLE IV
SPECIAL COVENANTS

4.1           Post-Closing Covenants.   Within ten (10) days following the Effective Date, VGTL shall file a ‘Preliminary Information Statement’ in accordance with the provisions of Rule 14C of the Rules promulgated under the Exchange Act, stating that shareholders of at least 51% of VGTL’s outstanding Common Stock, respectively, executed the requisite shareholder consents approving: (i) the Transactions pursuant to this Agreement; and, (ii) the amendment of VGTL's Articles of Incorporation to provide for the following: (A) to change the name of VGTL to "VII Media Corporation.", or such similar name as is available; and, (B) to increase the number of VGTL's authorized capital stock to 1,000,000,000 shares of Common Stock and increase the preferred shares to 200,000,000 shares of Preferred Stock, par value, $0.001 per share, to effect a forward split of 8:1.
4.2           Shareholders’ Actions of VGTL.  Prior to the filing of the ‘Preliminary Information Statement’ as described in Section 4.1, VGTL shall cause the following actions to be taken by the written consent of the holders of a majority of the outstanding shares of common stock of VGTL: (i) the approval of the actions enumerated in Section 4.1(i) and (ii), and the transactions contemplated hereby; and, (ii) such other actions as the directors may determine are necessary or appropriate to effectuate the objectives in Section 4.2(i).
4.3           Actions of VII Shareholders.  Prior to the Closing, VII shall cause the following actions to be taken by the written consent of the holders of a majority of the VII Shares: (i) the approval of this Agreement and the transactions contemplated hereby and thereby; and, (ii) such other actions as the directors may determine are necessary or appropriate.
4.4           Access to Properties and Records.   VGTL and VII will each afford to the officers and authorized representatives of the other reasonable access to the properties, books, and records of VGTL or VII in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of VGTL or VII as the other shall from time to time reasonably request.
4.5           Delivery of Books and Records.   At the Closing, VII shall deliver to VGTL, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of VII now in the possession or control of VII or its representatives and agents.
4.6           Actions Prior to Closing by both Parties.
(a)           From and after the Effective Date of this Agreement and up to and until the Closing Date and except as set forth in the VGTL Schedules or VII Schedules, or as permitted or contemplated by this Agreement, VGTL and VII will each: (i) carry on its business in substantially the same manner as it has heretofore; (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage; (iii) maintain in full force and effect insurance policies comparable in amount and in scope of coverage to that is now maintained by it; (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business; (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and, (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.
(b)           From and after the Effective Date of this Agreement and up to and until  the Closing Date, neither VGTL nor VII will: (i) make any change in their organizational documents, charter documents or bylaws; (ii) take any action described in Section 2.6 in the case of VII (all except as permitted therein or as disclosed in the applicable Party’s schedules); (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services, or (iv) make or change any material tax election, settle or compromise any material tax liability or file any amended tax return.
4.7           Indemnification.
(a)           VII hereby agrees to indemnify VGTL and each of the officers, agents and directors of VGTL as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article II.  The indemnification provided for in this paragraph shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.9 of this Agreement.
(b)           VGTL hereby agrees to indemnify VII and each of the officers, agents and directors of VII as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III.  The indemnification provided for in this paragraph shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.9 of this Agreement.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF VGTL

The obligations of VGTL under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:
5.1           Accuracy of Representations; Performance.  The representations and warranties made by VII in this Agreement were true when made and shall be true on the Closing Date with the same force and effect as if such representations and warranties were made at and on the Closing Date (except for changes therein permitted by this Agreement), and VII shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by VII prior to or at the Closing.  VGTL may request to be furnished with a certificate, signed by a duly authorized officer of VII and dated the Closing Date, to the foregoing effect.
5.2           Officer’s Certificates.  VGTL shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of VII to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of VII threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the VII Schedules, by or against VII which might result in any material adverse change in any of the assets, properties, business, or operations of VII.
5.3           No Material Adverse Change.  Prior to and/or at the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of VII, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations.
5.4           Other Items.
(a)           VGTL shall have received unaudited financial statements for the annual and interim periods from inception of VII and a consolidated proforma of VGTL and VII.
(b)           VGTL shall have received such further documents, certificates, or instruments relating to the Transactions contemplated hereby as VGTL may reasonably request.
(b)           Complete and satisfactory due diligence review of VII by VGTL.
(c)           Approval of the Transaction by the requisite vote of the VII Board and the VII Shareholders.
(d)           Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from VII’s lenders, creditors, vendors and lessors.
5.5           Good Standing.  VGTL shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that VII is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF VII

The obligations of VII under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:
6.1           Accuracy of Representations; Performance.  The representations and warranties made by VGTL in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and VGTL shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by VGTL prior to or at the Closing.  VII shall have been furnished with a certificate, signed by a duly authorized executive officer of VGTL and dated the Closing Date, to the foregoing effect.
6.2           Officer’s Certificate.  VII shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of VGTL to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of VGTL threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.
6.3           No Material Adverse Change.  Prior to and/or at the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of VGTL nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of VGTL.
6.4           Good Standing.  VII shall have received a certificate of good standing from the Secretary of State of the State of New York or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that VGTL is in good standing as a corporation in the State of New York and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.
6.5           Other Items.
(a)           VII shall have received a stockholder list of VGTL containing the name, address, and number of shares held by each VGTL stockholder as of the date of Closing certified by an executive officer of VGTL as being true, complete, and accurate.
(b)           VII shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as VII may reasonably request.
(c)           Complete and satisfactory due diligence review of VGTL by VII.
(d)           Approval of the Transaction by the requisite vote of the VGTL Board and the stockholders of VGTL.
(e)           There shall have been no material adverse changes in VGTL, financial or otherwise.
(f)           There shall be no ‘VGTL Common Stock Equivalents’ outstanding as of immediately prior to the Closing.  For purposes of the foregoing, “VGTL Common Stock Equivalents” shall mean any subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from VGTL, or obligating VGTL to issue, any shares of any class of the capital stock of VGTL or any securities convertible into or exchangeable for such shares.
(g)           Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from VGTL’s lenders, creditors; vendors, and lessors.

ARTICLE VII
MISCELLANEOUS

7.1           Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of New York.  Any dispute, except when a Party is seeking injunctive relief, arising under or in any way related to this Agreement will be submitted to binding arbitration before a single arbitrator by the American Arbitration Association in accordance with the Association’s commercial rules then in effect.  The arbitration will be conducted in New York, New York.  The decision of the arbitrator will set forth in reasonable detail the basis for the decision and will be binding on the parties. The arbitration award may be confirmed by any court of competent jurisdiction.
7.2           Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by overnight courier, registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed to the Parties as follows:.

To Seller:

VGTel, Inc.
2 Ingrid Road
Setauket NY 11733

With a Copy to:

Brenton Horner, ESQ.
205 South Broadway, Suite 905
Los Angeles, CA  90012
Brenton Horner, Esq.

           To Purchaser:

Venture Industries, Inc.
c/o Hiscock & Barclay
 7 Times Square 44th Floor
 New York, New York 10036

                           7.3           Intentionally omitted.
7.4           Confidentiality. VGTL, on the one hand, and VII on the other hand, will keep confidential all information and materials regarding the other Party which has been designated by such disclosing Party as confidential.  The provisions of this Section 7.4 shall not apply to any information which is or shall become part of the public domain through no fault of the Party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality.  VGTL and VII agree that no public disclosure will be made by either Party of the existence of the Transaction or the letter of intent or any of its terms without first advising the other Party and obtaining its prior written consent to the proposed disclosure, unless such disclosure is required by law, regulation or stock exchange rule.
7.5           Expenses.   Except as otherwise set forth herein, each Party shall bear its own costs and expenses associated with the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, all costs and expenses incurred by VII and VGTL after the Closing shall be borne by the surviving entity.  After the Closing, the costs and expenses of the VII Shareholders shall be borne by the VII Shareholders.
7.6           Schedules; Knowledge.  Each Party is presumed to have full knowledge of all information set forth in the other Party’s schedules delivered pursuant to this Agreement.
7.7           Third Party Beneficiaries.  This Agreement is solely between VGTL and VII and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third-party beneficiary of this Agreement.
7.8           Entire Agreement.  This Agreement represents the entire agreement between the Parties relating to the Transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.
7.9           Survival.  The representations and warranties of the respective Parties shall survive the Closing Date and the consummation of the Transactions herein contemplated.
7.10           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.
7.11           Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

[Signature(s)/execution(s) on the following page]

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Share Exchange Plan/Agreement
Initials   ____     ____

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written

VGTEL, INC.

By:___/s/ Joseph Indovina
Name:    Joseph Indovina
Title:                      Chief Executive Officer
Dated February 24, 2010

VENTURE INDUSTRIES, INC.

By:_  /s/  Larry Harris _
Name:     Larry Harris
Title:                      President
Dated:  February 24, 2010

Share Exchange Plan/Agreement
Initials   ____     ____